Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2020, with respect to the consolidated financial statements of Jagged Peak Energy Inc. incorporated by reference in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Pioneer Natural Resources Company for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Denver, CO

December 2, 2020